                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                          Alexion Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $.0001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    01531109
                                    --------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [   ]      Rule 13d-1(b)
                  [ X ]      Rule 13d-1(c)
                  [   ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                                                   Page 13 of 13
--------------------------------------------                                            ------------------------------------------
CUSIP No. 01531109                                              13G                     Page  2           of     13    Pages
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a) / /

                                                                                                                  (b) /X/

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY           0
        OWNED
          BY
         EACH
      REPORTING
        PERSON
         WITH
                      ----- ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            30,150 (see Item 4)
                      ----- ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            30,150 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           30,150 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.1% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT


--------------------------------------------                                            ------------------------------------------
CUSIP No. 01531109                                              13G                     Page  3           of     13    Pages
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a) / /

                                                                                                                  (b) /X/

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            30,150 (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            30,150 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           30,150 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.1% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT


--------------------------------------------                                            ------------------------------------------
CUSIP No. 01531109                                              13G                     Page  4           of     13    Pages
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. MultiQuant Fund, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a) / /

                                                                                                                   (b) /X/

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            30,150 (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            30,150 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           30,150 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.1% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT


--------------------------------------------                                            ------------------------------------------
CUSIP No. 01531109                                              13G                     Page  5           of     13    Pages
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                   (a) / /

                                                                                                                   (b) /X/

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            1,454,788 (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,454,788 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,454,788 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.2% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 01531109                                              13G                     Page  6           of     13    Pages
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Associates, LLC
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a) / /

                                                                                                                  (b) /X/

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            1,454,788 (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,454,788 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,454,788 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.2% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------------------------                                            ------------------------------------------
CUSIP No. 01531109                                              13G                     Page  7           of     13    Pages
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                  (a) / /

                                                                                                                  (b) /X/

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            1,484,938 (see Item 4)
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,484,938 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,484,938 (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.4% (see Item 4)
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1(A)                           NAME OF ISSUER:

                                    Alexion Pharmaceuticals, Inc.

ITEM 1(B)                           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                                    OFFICES:

                                    352 Knotter Drive
                                    Cheshire, Connecticut 06410

ITEMS 2(A)                          NAME OF PERSON FILING:

                                    This statement is filed by: (i) S.A.C.
                                    Capital Advisors, LLC, ("SAC Capital
                                    Advisors") with respect to shares of common
                                    stock, $.0001 par value per share ("Shares")
                                    of the Issuer beneficially owned by S.A.C.
                                    MultiQuant Fund, LLC ("SAC MultiQuant");
                                    (ii) S.A.C. Capital Management, LLC, ("SAC
                                    Capital Management") with respect to Shares
                                    beneficially owned by SAC MultiQuant; (iii)
                                    SAC MultiQuant with respect to Shares
                                    beneficially owned by it; (iv) Sigma Capital
                                    Management, LLC ("Sigma Capital Management")
                                    with respect to Shares beneficially owned by
                                    Sigma Capital Associates, LLC ("Sigma
                                    Capital Associates"); (v) Sigma Capital
                                    Associates with respect to Shares
                                    beneficially owned by it; and (vi) Steven A.
                                    Cohen with respect to Shares beneficially
                                    owned by SAC Capital Advisors, SAC Capital
                                    Management, SAC MultiQuant, Sigma Capital
                                    Management and Sigma Capital Associates.

ITEM 2(B)                           ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                                    The address of the principal business office of (i) SAC Capital Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management and Sigma Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) SAC MultiQuant and Sigma Capital Associates is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.

ITEM 2(C)                           CITIZENSHIP:

                                    SAC Capital Advisors, SAC Capital Management and Sigma Capital Management are Delaware limited liability companies. SAC MultiQuant and Sigma Capital Associates are Anguillan limited liability companies. Mr. Cohen is a United States citizen.

ITEM 2(D)                           TITLE OF CLASS OF SECURITIES:

                                    Common Stock, par value $.0001 per share

ITEM 2(E)                           CUSIP NUMBER:

                                    01531109

ITEM 3                              Not Applicable

ITEM 4                              OWNERSHIP:

                                    The percentages used herein are calculated based upon the Shares issued and outstanding as of November 30, 2004 as reported on the Issuers's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarterly period ended October 31, 2004.

                                    As of the close of business on January 6, 2005:

                                    1. S.A.C. Capital Advisors, LLC
                                    (a) Amount beneficially owned: 30,150
                                    (b) Percent of class: 0.1%
                                    (c)(i) Sole power to vote or direct the
                                    vote: -0-
                                    (ii) Shared power to vote or direct the
                                    vote: 30,150
                                    (iii) Sole power to dispose or direct the disposition: -0-
                                    (iv) Shared power to dispose or direct
                                    the disposition: 30,150

                                    2. S.A.C. Capital Management, LLC
                                    (a) Amount beneficially owned: 30,150
                                    (b) Percent of class: 0.1%
                                    (c)(i) Sole power to vote or direct the
                                    vote: -0-
                                    (ii) Shared power to vote or direct the
                                    vote: 30,150
                                    (iii) Sole power to dispose or direct the disposition: -0-
                                    (iv) Shared power to dispose or direct
                                    the disposition: 30,150

                                    3. S.A.C. MultiQuant Fund, LLC
                                    (a) Amount beneficially owned: 30,150
                                    (b) Percent of class: 0.1%
                                    (c)(i) Sole power to vote or direct the
                                    vote: -0-
                                    (ii) Shared power to vote or direct the
                                    vote: 30,150
                                    (iii) Sole power to dispose or direct the disposition: -0-
                                    (iv) Shared power to dispose or direct
                                    the disposition: 30,150

                                    4. Sigma Capital Management, LLC
                                    (a) Amount beneficially owned: 1,454,788
                                    (b) Percent of class: 5.2%
                                    (c)(i) Sole power to vote or direct the
                                    vote: -0-
                                    (ii) Shared power to vote or direct the
                                    vote: 1,454,788
                                    (iii) Sole power to dispose or direct the disposition: -0-
                                    (iv) Shared power to dispose or direct the disposition: 1,454,788

                                    5. Sigma Capital Associates, LLC
                                    (a) Amount beneficially owned: 1,454,788
                                    (b) Percent of class: 5.2%
                                    (c)(i) Sole power to vote or direct the
                                    vote: -0-
                                    (ii) Shared power to vote or direct the
                                    vote: 1,454,788
                                    (iii) Sole power to dispose or direct the disposition: -0-
                                    (iv) Shared power to dispose or direct the disposition: 1,454,788

                                    6. Steven A. Cohen
                                    (a) Amount beneficially owned: 1,484,938
                                    (b) Percent of class: 5.3
                                    (c)(i) Sole power to vote or direct the
                                    vote: -0-
                                    (ii) Shared power to vote or direct the
                                    vote: 1,484,938
                                    (iii) Sole power to dispose or direct the disposition: -0-
                                    (iv) Shared power to dispose or direct the disposition: 1,484,938

                                    SAC Capital Advisors, SAC Capital
                                    Management, Sigma Capital Management, and
                                    Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC MultiQuant. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management and Sigma Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 30,150 Shares (constituting 0.1% of the Shares outstanding) and (ii) Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 1,454,788 Shares (constituting approximately 5.2% of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

ITEM 5                              OWNERSHIP OF FIVE PERCENT OR LESS OF A
                                    CLASS:

                                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /_/

ITEM 6                              OWNERSHIP OF MORE THAN FIVE PERCENT ON
                                    BEHALF OF ANOTHER PERSON:

                                    Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                                    Not Applicable

ITEM 8                              IDENTIFICATION AND CLASSIFICATION OF MEMBERS
                                    OF THE GROUP:

                                    Not Applicable

ITEM 9                              NOTICE OF DISSOLUTION OF GROUP:

                                    Not Applicable

ITEM 10                    CERTIFICATION:

         By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005


S.A.C. CAPITAL ADVISORS, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


S.A.C. MULTIQUANT FUND, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person


SIGMA CAPITAL ASSOCIATES, LLC


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person

STEVEN A. COHEN


By:    /s/ Peter Nussbaum
   -----------------------------------------
Name:  Peter Nussbaum
Title:  Authorized Person